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                         October 20, 2022

       Andrew M. Meslow
       Chief Executive Officer
       Bath & Body Works, Inc.
       Three Limited Parkway
       Columbus, Ohio 43230

                                                        Re: Bath & Body Works,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2022
                                                            File No. 001-08344

       Dear Andrew M. Meslow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program